Nancy A. Hobor Senior Vice President 847/535-0065	William D. Chapman Director, Investor Relations 847-535-0881

GRAINGER ANNOUNCES NEW OPERATIONAL STRUCTURE

President Announces Plans to Leave

CHICAGO (April 6, 2004) — W.W. Grainger, Inc. (NYSE:GWW) today announced a new operational structure that better aligns the company to meet its aggressive growth targets. At the same time, Wesley M. Clark, president and chief operating officer, announced his plans to leave the company to pursue other opportunities.

        Grainger is realigning its operations to better focus on sales and service goals. The largest unit represents all of Grainger’s businesses operating under the Grainger brand in the United States, including the 400 branches and nine distribution centers in its domestic supply chain network and Grainger’s outsourcing business. James T. Ryan will head up this unit. Other units encompass the company’s international businesses, including Grainger’s Canadian and Mexican operations, and Lab Safety Supply, the direct marketing business. All of the units now report directly to Chairman and Chief Executive Officer Richard L. Keyser.

        “Our new structure is exactly what we need to execute on our strategies and to grow sales and earnings. We are just beginning to see the results of the actions we took late last year and plan to accelerate our expansion program in the United States,” Keyser said.

        He added, “Under Jim Ryan’s leadership, we are aligning our operational strengths, including sales and supply chain, to better serve our customers.

At the same time, we have exceptional opportunities to expand Lab Safety Supply through acquisitions. And, with more manufacturing jobs moving offshore, Grainger has an ongoing business development effort to evaluate the opportunities to supply maintenance products to overseas operations. I look forward to working closely with each of our businesses over the coming years to drive our results and capture more market share. Grainger is well positioned to do both.”

        Executive Vice President James T. Ryan has been selected group president of the Grainger-branded businesses in the United States. Keyser added, “Jim Ryan has demonstrated continuous leadership excellence in his 24 years with Grainger. He has a successful track record in product management, information technology, marketing, sales, customer service and e-commerce, which makes him the logical choice to lead the company’s largest business unit.”

        Ryan, 45, joined Grainger in 1980 in product management. He was promoted to president, Grainger’s parts division, in 1994; vice president for information services in 1996, and president of Grainger.com in 2000. He became executive vice president of marketing, sales, and service in 2002.

        President and Chief Operating Officer Wes Clark’s decision to leave the company is effective June 1. He will also resign from the board and not stand for reelection to Grainger’s board of directors at the annual meeting to be held later this month. As a result, the company will reduce the number of directors from 11 to 10. In making the announcement, Keyser expressed gratitude to Clark for his 12 years of service to Grainger and wished him well in his new endeavors.

        “Thanks to a great management team, Grainger is strong and successful and its future is bright,” said Clark. “Now that the company has begun to grow again, it is the right time for me to leave so that I can freely pursue other opportunities that have interested me, including private equity or a chief executive position.”

        Clark, 52, joined Grainger in 1992 and was promoted to president and chief operating officer in 2001, after serving in a number of senior management positions. Prior to joining Grainger, Clark held senior management positions with Granite Rock and Cummins Engine Company.

        W.W.  Grainger, Inc. (NYSE: GWW), with 2003 sales of $4.7 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies, and objectives and are not historical facts. They are generally identified by qualifiers such as “will,” “beginning to see,” “increasing,” “goals,” “plan to accelerate,” “opportunities,” “targets,” “ongoing,” “look forward,” “well positioned,” “future is bright,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities and Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

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